Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Tornier N.V. for the registration of its Ordinary Shares, Debt Securities, Warrants and Units, and to the incorporation by reference therein of our reports dated March 1, 2013, with respect to the consolidated financial statements and schedule of Tornier N.V. and subsidiaries, and the effectiveness of internal control over financial reporting of Tornier N.V. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

April 8, 2013